Holiday RV Superstores, Inc.
                           Sand Lake West Executive Park
                             7851 Greenbriar Parkway
                             Orlando, Florida 32819
                                 ______________

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 1995
                                      AT
                               ORLANDO, FLORIDA
                              __________________

   To the Stockholders of

   HOLIDAY RV SUPERSTORES, INC.                              April 12, 1995

      NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Share-holders of Holiday RV Superstores, Incorporated (the "Company") will be held at the offices of the Company, Sand Lake West Executive Park, 7851 Greenbriar Parkway, Orlando, Florida 32819, on May 22, 1995 at 10:00 a.m. Eastern Daylight Time, to consider and act upon the fol-lowing matters:

  1.  To elect ten (10) directors to serve until the next Annual
      Meeting and until their successors have been duly elected and qualified.

  2. To approve the engagement of an accountant as independent Certified Public Accountant for the Company for the fiscal year ending October 31, 1995.

  3. To transact such other business as may properly come before the meeting of any adjournment thereof.

     	Only shareholders of record on the books of the Company at the close of business on April 5, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of share-holders entitled to vote at the meeting may be examined at the executive offices of the Company at Sand Lake West Executive Park, 7851 Green-briar Parkway, Orlando, Florida 32819.


                          By Order of the Board of Directors



                          Joanne M. Kindlund
                          Secretary



                                 IMPORTANT
                        WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE  REQUESTED NOT TO SEND US A PROXY

                      Holiday RV Superstores, Incorporated
                         Sand Lake West Executive Park
                             7851 Greenbriar Parkway
                              Orlando, Florida 32819

                              INFORMATION STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  May 22, 1995

                       WE ARE NOT ASKING YOU FOR A PROXY
                AND YOU ARE REQUESTED NOT TO SEND US A PROXY


    INTRODUCTION

           This Information Statement is furnished in connection with matters to be voted at the Annual Meeting of Shareholders of Holiday RV Superstores, Incorporated, a Florida Corporation (the "Company") to be held at 10:00 a.m. (EDT) on Monday, May 22, 1995 at the cor-porate office, Sand Lake West Executive Park, 7851 Greenbriar Park-way, Orlando, Florida 32819, and at any and all adjournments thereof with respect to matters referred to in the accompanying notice The approximate date of which this Information Statement will first be sent to the Company's Shareholders is April 20, 1995.

          The Common Stock ($.01 par value) is the only outstanding class of voting securities. Shareholders of record at the close of business on April 5, 1995, are entitled to notice of the meeting and to vote at the meeting or any adjournment thereof. At the close of business on April 5, 1995, the Company had 7,395,700 shares of Common Stock, par value $.01 per share, outstanding and entitled to vote. Each share is entitled to one vote.

          The presence, in person or by proxy, of the holders of one-third of the total of the outstanding voting shares is necessary to constitute a quorum at the Annual Meeting. Approval of the proposals to be presented at the Annual Meeting will require an affirmative vote of the holders of a majority of the shares present at the meeting.

 Beneficial Security Ownership

          The following table sets forth as of April 5, 1995 the number of shares of the Company's voting securities owned beneficially to the knowledge of the Company by each beneficial owner of 5% or more of the Company's Common stock, by each director, nominees for director, and all directors and officers of the Company as a group.

 Name and Address                   Number of              Percentage of
 of Beneficial Owner                Shares                 Class
 ____________________               __________             _____________
 Newton C. Kindlund (1)             2,305,000              30.55%
 7851 Greenbriar Parkway
 Orlando, Florida 32819


 Joanne M. Kindlund (1)             2,305,000              30.55%
 7851 Greenbriar Parkway
 Orlando, Florida 32819

 W. Hardee McAlhaney                  125,000(2)            1.66%
 3701 Sedgewick Place
 Orlando, Florida 32806

 G. Lee FitzGerald                     62,500               0.83%
 300 Orchard City Drive Suite 234
 Campbell, CA 95008

 Bruce FitzGerald                      62,500               0.83%
 300 Orchard City Drive Suite 234
 Campbell, CA 95008

 Franklin J. Hitt                      15,000(3)            0.20%
 2348 Hunterfield Road
 Maitland, Florida 32751

 James P. Williams                     11,500(3)            0.15%
 615 North Wymore Road
 Winter Park, Florida 32789

 Lawrence H. Katz                      20,000(3)            0.27%
 341 N. Maitland Ave Suite 120
 Maitland, Florida 32751

 Avie N. Abramowitz                    10,000(3)            0.13%
 401 W. Colonial Drive Suite 801
 Orlando, Florida 32804

 Paul G. Clubbe                        50,000(3)            0.66%
 R.R.#4 Stouffville
 Ontario, Canada L4A7X5

 Roy W. Parker                           -0-                  --
 455 South Lake Destiny Road
 Orlando, Florida 32810

 All Directors and Officers
 as a group (11 persons) (2)(3)     4,966,500              65.82%

 (1) Newton C. Kindlund and Joanne M. Kindlund, husband and wife, each disclaims any right to control the others exercise of shareholder's rights, with respect to the Shares, including voting the shares of the Common Stock of the Company set out in the above table.
 (2) Includes options exercisable for 125,000 shares of Common Stock issued under the 1987 Stock Option Plan.
 (3) Includes options exercisable for 10,000 shares of Common Stock granted February 20, 1993.

     Other than Newton C. Kindlund and Joanne M. Kindlund, husband and wife, the Company has no knowledge of other persons owning 5% or more of the Company's Common stock as of April 5, 1995.

 Committees and Meetings of the Board of Directors

          The Board of Directors of the Company held four regularly scheduled quarterly meetings, and a total of six meetings, includ-ing committee meetings and the Annual Shareholders Meeting, in fiscal year ended October 31, 1994. No Directors attended less than 75% of meetings and committee meetings on which they serve during the fiscal year.

          The Board of Directors has established the following committees: Executive Committee, Nominating Committee, Audit Committee and Compensation Advisory Committee. During fiscal year ended October 31, 1994 the Audit Committee held one meeting.

          The Executive Committee exercises the powers of the Board of Directors in the management of the business of the Company during intervals between meetings of the Board of Directors. The Executive Committee also functions as a Nominating Committee, and considers nominees recommended by shareholders or others for election to the Board of Directors and submits its recommendations to the Board of Directors from time to time. Shareholders or others may submit, in writing, the name, address (including zip code), telephone number, and biographical information of individuals recommended for member-ship on the Board of Directors by the date for submission of Shareholder proposals for the 1996 Annual Meeting to any member of the Nominating Committee at the Executive Offices of the Company located at Sand Lake Executive Park, 7851 Greenbriar Parkway,
 Orlando, Florida 23819.
          The Audit Committee, in consultation with financial officers of the Company and with the independent certified public accountant, assist in establishing the scope of the annual audit. The Committee
 (1) reviews annual and quarterly financial statements, (2) recommends to the Board of Directors the appointment of the independent certified public accountant, (3) reviews the Company's annual program of internal audit staff, (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs. The Committee reviews the Company's quarterly financial statements during the Board of Directors regularly scheduled quarterly meetings. The Committee may also examine and consider such other matters relating to the financial affairs of the Company and its subsidiaries as it determines to be desirable.

          The Compensation Advisory Committee reviews the compensation paid by the Company to its personnel, including base salaries, stock options, retirement benefits and any other employ-ment benefits, awards options under the Company's 1987 Incentive Stock Option Plan, and prepares and submits reports and recommenda-tions to the Company's Board of Directors from time to time, or whenever called upon by the Board of Directors.

                                   PROPOSAL  1

                              ELECTION OF DIRECTORS

          The Board of Directors of the Company proposes that ten (10) nominees, whose names appear below, be elected to serve as Directors of the Company. Nine (9) of the nominees are Directors of the Company at present time and were elected in the fiscal year ended October 31, 1994, by the shareholders of the Company. The tenth nominee, Mr. G. Lee FitzGerald, is a Director of the Company, elected to the Board at the regular scheduled quarterly meeting held August 20, 1994, filling a Board seat created by Board Action Amend-ing Article III, Section II of the Company By-Laws, changing the number of Directors from nine (9) to ten (10), at that same meeting. Directors will hold office until the next Annual Meeting of Share-holders and until their successors are elected and qualified. The By-Laws of the Company provide that the Board of Directors shall consist of ten members. Any vacancy may be filled for the remainder of the term, which is until the next Annual Meeting of Shareholders. There is no reason to believe that any nominee will be unable to serve if elected, and to the knowledge of management all nominees intend to serve the entire term for which election is sought.

                                                          Served as
                                                        Director Since

 Newton C. Kindlund, 54.......................................1978

 Mr. Kindlund and his wife, Joanne M. Kindlund, are co-founders of the Company. He has served as President and Chairman since its inception in July 1978. He is a graduate of Michigan State University having received his BA in 1963. He has done postgraduate studies at the Wharton School of The University of Pennsylvania, Boston College and Indiana University. From 1975 to 1977 he was a regional Vice President of Recreational Vehicle Industry Association, Elkhart, Indiana. He has served on the Board of Directors of the National Recreational Vehicle Rental Dealers Association and the Central Florida World Trade Council. Recently, Mr. Kindlund has served a four year term as an Executive Board member and on the Executive Committee of the Greater Orlando Florida Chamber of Commerce.
 Mr. Kindlund is a member of the National Dealer Advisory Council for Airstream, Inc. and is the past Chairman of the Board of Direct-ors of the Recreational Vehicle Rental Dealers Association (RVRA). Mr. Kindlund also serves on the Board of Directors of the Recreational Vehicle Dealers Association (RVDA).

 Joanne  M. Kindlund, 45......................................1978

 Mrs. Kindlund, a co-founder of the Company, has served as Executive Vice President, Secretary and Treasurer and as a Director since its inception in July, 1978. She graduated from the University of Florida in 1971 with a BS Degree in Advertising and has done postgraduate work at the University of Florida in accounting and finance. From 1984 to 1985, she assisted Gorman Planning and Associates, Virginia Beach, Virginia with the creation of software managerial systems including accounting systems and inventory control systems for retail recreat-ional vehicle sales dealerships. In addition, Mrs. Kindlund is a licensed Mortgage Broker in the State of Florida.

 W. Hardee McAlhaney, 47......................................1993

 Mr. McAlhaney joined the Company as Corporate Comptroller in 1988 and is currently a Vice President and Chief Financial Officer of the Company. He graduated from the University of Tennessee in 1970 with a BSBA Degree, and from the University of Florida in 1972 with an MBA. Mr. McAlhaney served as Chief Financial Officer for two national retail chains; The Athletic Attic and The Athlete's Foot, prior to joining Drexel, Burnham, Lambert as an investment consultant.

 G. Lee FitzGerald, 37........................................1994

 Mr. FitzGerald joined the Company in August, 1994 as President and Chief Operating Officer of Holiday RV Superstores, West, Inc. He earned a BSC (cum laude) in 1980, an MBA and a JD from the University of Santa Clara in 1983. Mr. FitzGerald pursued his law career as a law clerk for the California Supreme Court, then practiced law as an associate of Casplar and Bok, San Francisco, from 1983 to 1985. Mr. FitzGerald joined Venture Out Recreation Vehicles in 1985 as Vice President of Operations before becoming President in 1987. He assumed the position of President and Chief Operating Officer of Holiday RV Superstores West, Inc. in August 1994. Mr. FitzGerald was honored as Quality Dealer of the Year by the Recreation Vehicle Dealers Association (RVDA) in 1992 and has served on the Board of Directors of RVDA since 1991 representing Region 12, California, Arizona and Nevada. Mr. FitzGerald currently serves as Treasurer and chairs several committees for RVDA, and is the current President of the California Recreation Vehicle Dealers Association.

 Franklin J. Hitt, 67...........................................1987

 Mr. Hitt has served on the Board of Directors of the Company since August of 1987. He received his MBA in 1966 to complement his BS in Industrial Management from Ohio State University in 1965. From 1969 to 1982 he was Assistant Professor of Finance at the University of Central Florida. From 1969 to 1975 he was Assistant Dean of the College of Business Administration. From 1982 to current date, Mr. Hitt has been an active real estate broker in Central Florida and currently is President of Franklin J. Hitt Real Estate Enterprise. He is a licensed general contractor in the state of Florida.

 Lawrence H. Katz, 53...........................................1987

 Mr. Katz has served as a Director of the Company since August 1987. He has practiced law, specializing in corporate, business, tax and real property since 1969. His firm acts as special counsel to the Company on SEC and corporate matters. Mr. Katz earned a Juris Doctorate from Stetson University College of Law 1969. In 1966 he earned an MBA in General Management to complement his Bachelor of Science in Chemistry earned in 1963, both from Rollins College.

 James P. Williams, 56..........................................1987

 Mr. Williams has served on the Board of Directors of the Company since August of 1987. He received his Bachelor of Science Degree in Business in 1961 from Stetson University. Mr. Williams, since graduation from College has been a practicing accountant having become a Certified Public Accountant in 1967. He is the senior partner of Williams, Gryzich and Company, CPA's.

 Avie N. Abramowitz, 61........................................1987

 Mr. Abramowitz has been a Director of the Company since August of 1987. He received his BS degree from the University of Maryland in 1952. He was a member of the Million Dollar Round Table for 25 years, qualifying for the prestigious Top of the Table in 1985. From 1957 to current date Mr. Abramowitz has been a life insurance representative with the Equitable Life Corporation. From college graduation until 1957, Mr. Abramowitz was active in the citrus industry. He is also active in international real acquisition and developments.

 Paul G. Clubbe, 53...........................................1987

 Mr. Clubbe attended St. Dunstans College, England, Lisgar Collegiate, Ottawa, Ontario Canada and Pickering College, Toronto, Ontario Canada. From 1982 to present he has been President and Chief Executive Officer of Rotex Canada, Inc., of Scarborough, Canada
 (a joint venture with P.C.M., Ltd, and International Rotex, Inc.) manufacturer of label makers, vinyl embossing tape and office products. From 1963 to 1964 Mr. Clubbe was a sales representative for Morgan Paper Co. Ltd, Toronto, Canada. He is Chairman of The Board of Directors of Rotex Canada, Inc., and a member of the Board of Directors of Flesherton Concrete Products, Inc.,
 Paulaurier Sales, Inc. and is active in the international market of Imports/Exports.

 Roy W. Parker, 51............................................1993

 Mr. Parker is Chief Executive Office and Owner of Parker Boat Company, Incorporated, the Sea Ray boat dealer for Orlando, Florida.
 Parker Boats was founded in 1927.   Mr. Parker joined the business
 in 1964, and became the sole owner in 1980. Parker Boats has ranked consistently as a top 25 dealer in sales nationally for Sea Ray.
 Mr. Parker serves as the current President of the Central Florida Marine Trade Association, and is on the Lakes and Advisory Board for the City of Maitland, Florida.

                                  PROPOSAL 2

                  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANT

           The independent public accountant recommended by the Board of Directors for fiscal year 1995 is the firm of BDO Seidman.

          A representative of the firm will be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

                         ADDITIONAL INFORMATION

 Executive Compensation

          The table below sets forth the cash compensation including salaries, bonuses, contributions to retirement plans, premium paid on health and dental insurance plans and disability insurance plans, paid by the Company for the years ended October 31, 1994, 1993 and 1992 to, or for the benefit of, each executive officer whose total annual salary and bonus exceeded $100,000 and the CEO regardless of compensation level.

                              SUMMARY COMPENSATION TABLE
 ______________________________________________________________________

                          ANNUAL COMPENSATION    LONG TERM COMPENSATION
                      __________________________ ______________________

 Name and
 Principal Position   Year Salary(1) Bonus Other  Awards Payouts Other
 Newton C. Kindlund   1994 $107,087   ---   ---     ---    ---     ---
 Chairman, President  1993 $106,583   ---   ---     ---    ---     ---
 and Chief Executive  1992 $107,463   ---   ---     ---    ---     ---
 Officer

 (1)Includes contributions by the Company pursuant to an employee benefit plan established under Section 401(k) of the Internal
 Revenue Code in the amounts of $2,746, $4,283 and $1,404 for 1994, 1993 and 1992 respectively.

 Discretionary and Incentive Bonuses

          The Board of Directors awards discretionary cash bonuses to executive officers and other employees each year. Bonuses have been paid under various informal arrangements that have provided for the payment of stipulated amounts to certain executive officers ratably during the fiscal year, fiscal year end bonuses to executive officers and to marketing and sales support personnel.

          The Company has established an incentive bonus program for its employees with bonuses generally paid monthly or annually. Bonus-es are primarily based upon net pre-tax profits from the various profit centers within each dealership and are contingent upon continued employment with the company.

 Directors Fees

          Directors, who are not salaried employees of the Company, receive $500 for their attendance at each meeting of the Board of Directors, and annual shareholders' meeting and $175 for their attendance at each committee meeting . The Directors are reimbursed for their travel, lodging and food expense incurred when attending such meetings, if such meetings are held in a location in excess of twenty-five (25) miles from the principal place of business of the Director. Directors are also reimbursed for their travel, lodging and food expenses incurred when traveling on behalf of the Company when requested to do so by an officer of the Company or by the Board of Directors.

 Directors Options

          Each outside Director serving on the Board as of February 20, 1993 was granted an option for 10,000 shares of common stock of
 the Company, exercisable  after February 19, 1995.   The exercise
 price was $1.81 per share, the price of the Company's Common stock at the time of the grant. A total of five (5) options were granted, one to each of five Directors (total of 50,000 shares).

          Venture Out, a California corporation, received from the Company five (5) options for 25,000 shares each of the Company's Common stock (total of 125,000 shares) at an exercise price of $1.70 per share as partial payment for assets purchased by the Company from Venture Out on August 1, 1994. One of the options was exercisable as of August 1, 1994, and one of each of the options becomes exercisable as of August 1st of each of the next four years. Mr. G. Lee FitzGerald, a Director of the Company, and an officer of a Company subsidiary, and his brother Bruce M. FitzGerald, also an officer of the same Company subsidiary, each owns a 50% interest in Venture Out.

 Indemnification

          In May 1991, the Company's Shareholders amended the Company's Articles of Incorporation to provide for the automatic mandatory indemnification of the Company's Officers and Directors to the full extent permitted by Florida Law and for the indemnifica-tion of every Company Employee and Agent upon a vote of its Board of Directors. Prior to the adoption of such amendment to the Company's Articles of Incorporation and pursuant to authority then set forth in its by-laws, and upon authorization of its Board of Directors, the Company executed indemnification agreements with its Officers and Directors in November, 1990, which agreements were ratified by the Shareholders in May, 1991.

          Under such indemnification agreements, indemnification of the Company's Officers and Directors extends to any and all costs and expenses (including trial, appellate and other attorneys' fees), judgments, fines, penalties and amounts paid in settlement, actual and reasonable incurred by the Indemnitee in connection with any such action. Indemnification is available in any action unless a judgment (after exhaustion of all appeals) or other final adjudication determines that the Indemnitee's actions or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law, unless the Indemnitee had reasonable cause to believe his conduct was lawful; or, had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the Indemnitee received an improper personal benefit within the meaning of Florida Statute
 Section 607.0850(7)(b); (iii) in the case of a Director, circumstances under which the liability provisions of Florida
 Statute Section 607.0834, concerning unlawful distributions made by the Company are applicable; or, (iv) willful misconduct or a conscious disregard for the best interest of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of the shareholder of the Company. Further, Florida Statute Section 607.0831 provides that a Director is not personally liable for monetary damages to the Company or any other person for any statement vote, decision, or failure to act, regarding Company management or policy unless the Director breached or failed to perform his duties as Director; and, the Director's breach or failure to perform his duties constitutes an act within the meaning of the aforesaid clauses (i) - (iv) inclusive.

    The indemnification agreements represent an enlargement of the indemnification rights as specifically set forth in the Florida Statutes; however, as permitted by Florida Statutes because the agreements provide that in all proceedings to determine whether an individual is entitled to indemnification, the persons making such determination shall presume that such entitlement exists and the Company has the burden of proof that the indemnification is not available. Regardless of whether a person is ultimately found to be entitled to indemnification, the Company is responsible for all costs incurred by such person in the determination proceedings in addition to all costs incurred by the person in defending the original action.

   Further, the indemnification agreements' provisions, being similar to Florida Statutory Law, require indemnification of Officers and Directors if such persons have been successful on the merits or otherwise in the defense of any action, the Company being required to indemnify such persons against expense (including attorney's fees) actually and reasonably incurred by them in such actions. However, the indemnification agreements expand the Indemnitee provisions of the Florida Statutes as is authorized by such Statutes, by expressly defining the term "successful on the merits or otherwise" to include, among other things, terminations of actions on procedural grounds (e.g., the statute of limitations or disqualification of the plaintiff). The agreement also provides that settlements with a cost to the Indemnitee of less that $15,000.00 and the failure to bring actions within a specified period of time after the making of any claim or threat of an action will constitute, for the purposes of the agree-ments, success on merits or otherwise. Further, the indemnification agreements provide that persons will be deemed to have satisfied the requisite standard of care for indemnification if their actions were based on (i) financial statements, books or account or other records of the Company (ii) information supplied to them by the Officers of the Company or another enterprise in the course of their duties; or, (iii) advice of legal counsel, outside accountants or appraisers. This provision of the indemnification agreement is comparable to that found in the Florida Statute Section 607.0830.

 Employee Benefit Plans

          The Company maintains a tax qualified, integrated Profit Sharing and 401(k) Employee Investment Plan, ("Plan"). On February
 1, 1992, the 401(k) Employee Investment Plan was added to the
 Company's existing Profit Sharing Plan. All employees who have attained 21 years of age and complete one year of service are eligible to participate in the Plan. Plan participants must complete at least two (2) years of service to begin partial vesting with total vesting occurring when a Plan participant has completed six (6) years of service to the Company. Normal retirement age under the retirement Plan is 65 years. The Plan fiscal year ends October 31st.

          In Fiscal 1994 $46,883 was contributed to the Plan for the benefit of 74 Plan participants. In Fiscal 1993 $59,659 was contribu-ted to the Plan for the benefit of 73 Plan participants.

          Nationsbank of Florida's Trust Group, (Nationsbank of
 Florida, P.O. Box 1469, Tampa, Florida 33601, 813-224-5313), serves as trustee, fund manager and fund administrator.

          The Plan documents provide for contributions at the discretion of the Board of Directors, to be allocated to each Plan participant in an amount greater than 10% of each participant's compensation subject to the annual contribution limitation of the top heavy rules. Under the Plan, compensation is broadly defined to include wages, salaries, bonuses, overtime and commissions. Amounts contributed to the Plan by the Company for the 1994 and 1993 Plan years on behalf of the named individuals in the Executive Compensation Table of this report are included in said table.

1987 Incentive Stock Option Plan

          In August 1987, the Board of Directors of the Company adopted the 1987 Incentive Stock Option Plan (the "ISO Plan") which provides that the Company may grant to officers and managerial employees of the Company and its subsidiaries incentive stock options. The purpose of the ISO Plan is to provide the Company with a means of attracting, retaining and increasing the incentive of officers and managerial employees by offering them the opportunity to invest in, or increase their investment in, the Company. Options under the ISO Plan are designed to qualify under Section 422A of the Internal Revenue Code of 1986.

          The ISO Plan is administered by the Compensation Advisory Committee of the Board of Directors (the "Committee") which may grant options to purchase up to an aggregate of 280,000 shares of common stock. The option exercise price must be at least 100% of the fair market value per share of common stock on the date of grant, except that such price must be at least 110% of the fair market value per share for employees who own more than 10% of the outstanding shares of the Company. The options are exercisable, as determined by the Committee, over a period of time, but not more than ten years from the date of grant and will be subject to such other terms and conditions as the Committee may determine. Any option granted to an employee shall lapse following his termination of employment; provided, however, that in the discretion of the Committee, the employee shall have up to three (3) months following his termination of employment to exercise his options and provided, further, that upon the employee's permanent and total disability, any option granted to him may be exercised within twelve months following his termination of employment because of such disability. The ISO Plan provides for certain anti-dilution adjustments upon the occurrence of certain events.

	          Five separate options for 25,000 shares each have been granted to an Officer of the Company, the Vice President and Chief Financial Officer, Mr. McAlhaney. The options were approved by the Board of Directors on the following dates and at the following option exercise prices:

                       Date              Shares    Exercise Price
                     _________________   ______    ______________
                     May 23, 1994        25,000        $1.819
                     February 20, 1993   25,000        $1.813
                     March 24, 1992      25,000        $1.375
                     November 17, 1990   25,000        $1.625
                     May 14, 1990        25,000        $2.500
                                        _______
                                        125,000

Bonus Stock

          In September 1987, the Company issued 250,000 Shares of Common Stock to various individuals including officers, directors and employees of the Company for services rendered. These shares had certain restrictions and forfeiture provisions attached to them. Since September 1987, a number of recipients of such shares have terminated their employment with the Company resulting in their bonus shares of Common Stock being forfeited to the Company.
 After September 1987, the Company made additional awards of bonus shares to employees' however, no shares in excess of the initial 250,000 shares have been issued since forfeited shares equaled or exceeded the number of bonus shares issued by the Company to employees subsequent to such date.

        The Company valued the shares initially issued at 50% of the initial public offering price of its shares of common stock of $1.25. Shares issued subsequent to September 1987 were valued at 100% of the market value on the day of issue.

          The amount of shares awarded and fair market value assigned to the shares for the last three Fiscal years are as follows:

                                 BONUS STOCK

              Fiscal            Number Shares        Fair Market Value
               Year               Awarded            at time of Award
            ----------------------------------------------------------
               1994                - 0 -                 - - -
               1993                - 0 -                 - - -
               1992               35,000                $22, 188
            ---------------------------------------------------------

           The bonus stock awards listed above require a two (2) year vesting and employment period. As of October 31, 1994, 180,700 shares had been granted pursuant to the plan.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company's Board of Directors Compensation Advisory Committee membership for Fiscal 1994 included Messrs. Newton C. Kindlund, Lawrence H. Katz, and James P. Williams. Mr. Kindlund is the President and Chief Executive Officer of the Company.

 BOARD COMPENSATION ADVISORY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Advisory Committee of the Board of Directors of Holiday RV Superstores, Inc. consists of two outside Directors and the Chairman and President. The Committee has the responsibility to recommend to the Board how to administer the Company's Incentive Stock Option Plan, awarding of the Company's bonus shares of Common Stock and determining the compensation of the Company's three executive officers. This report focuses primarily on the Company's philosophy with respect to the executive offices compensation and approach the Committee has taken thus far and intends to take in the future with respect to relating compensa-tion to performance of the Company.

          From the inception of the Company, its corporate philosophy concerning compensation has been to minimize guaranteed fixed compensation, in favor of incentive compensation which increases when the Company's performance is strong and declines when it is poor. Incentive compensation, or bonuses tied to prescribed formulas, is pervasive throughout the Company's managerial structure. Such bonuses can be as much as 100% or more of any employee's base salary. Dealership general managers and department managers receive an incentive bonus based on the profitability of their respective dealerships or departments. In addition, dealership general managers are paid a year end bonus based on their respective stores achieving a predetermined agreed upon annual income target, usually the budgeted net pretax income for their dealership.

          The corporate officers receive a base salary which is expected to be sufficient to support a reasonable minimal managerial lifestyle. The President has a guarantee base annual salary of $102,000. The other two executive officers being the Secretary and Treasurer and the Vice President and CFO, each receive a base guaranteed annual salary of $75,000. There is also an incentive quarterly bonus for the Vice President and CFO, based on the Company's net pretax income. The President and Secretary and Treasurer elected not to accept any incentive compensation offered by the Committee being the two principal shareholders of the Company's common stock and their desire to minimize the Company's executive officers compensation expense.

          The Board of Directors has viewed its incentive stock option program as providing its executive officers, who have the greatest degree of control over the Company's marketing, cost control and long range planning, with the opportunity to receive additional compensation if the price of the Company's common stock appreciates significantly over the long term.

          To date, the Board of Directors has awarded only the Vice President and CFO of the Company five (5) incentive stock options, one for each year of employment with the Company, under the Company's Incentive Stock Option Plan. Each option exercise price was at 100% of the fair market value per share of the common stock on the date of grant. These awards are at the discretion of the Board of Directors based upon the recommendation of the Committee and are determined on an annual basis.

          The Board of Directors has viewed its awarding of the Company's bonus stock as a means to help recipients of the stock to focus on the performance of its common stock and afford it's bonus stock recipients the opportunity for financial rewards as the stock appreciates. To date, the Committee has awarded in excess of 200,000 shares of bonus stock to more than forty recipients.

          The Committee's role will be to continue to recommend to the Board how to administer both the Incentive Stock Option Plan and the Bonus Stock Plan, to determined participants and recommend to the Board of Directors awards, in all cases based on recommendations from the executive management of the Company. The Committee will period-ically review the various compensation plans to insure the plans are consistent with the company's overall philosophy and to continue to make recommendations to the Board of Directors on such plans. The Committee will focus primarily on the Company's executive officers compensation plans, leaving the compensation of the store managerial personnel to the executive officers of the company.

                                                 April 1, 1995
 Newton C. Kindlund
 Lawrence H. Katz
 James P. Williams

 Cumulative Total Shareholder Return

          The cumulative total shareholder return performance graph as of October 31, 1990, 1991, 1992, 1993, and 1994 for the Company, the S&P 500 Index, and for the Company's peer group, is submitted as Exhibit A of this information statement.

 Certain Relationships and Related Transactions

          In November 1994, the Company renewed a five year lease agreement with Newton C. Kindlund and Joanne M. Kindlund, husband and wife, its principal stockholders, officers, and directors, whereby the Company leases the real property upon which its dealership is located in Orlando, Florida. The annual rent is currently $144,000 and, in addition thereto, the Company pays the real estate taxes, insures the interest of Mr. and Mrs. Kindlund against casualty loss, pays for all repairs to the property and names Mr. and Mrs. Kindlund as co-insured under its general liability insurance policy. The lease provides for a cost of living increase for each year of the lease beginning with the second lease year. The term of the lease agreement expires on October 31, 1999. In fiscal year 1994, the Company paid to Mr. and Mrs. Kindlund $144,000 for the use of these premises.

           In August, 1994, the Company agreed to a sublease , as part of the asset purchase from Venture Out, whereby the Company subleases from Venture Out real property upon which its dealership is located in Roseville, California. The annual rent is currently $192,000 and, in addition thereto, the Company pays the real estate taxes, insures the interest of Venture Out against casualty loss, pays all the repair to the property and names Venture Out as co-insured under its general liability policy. The term of the lease agreement expires July 31, 1999. The lease provides for three (3) option periods of five (5) years each, by which the Company can extend the lease with a cost of living adjustment annually to the rent. In Fiscal year 1994, the Company paid to Venture out $48,000 for the use of these premises.
 Mr. G. Lee FitzGerald, a Director of the Company and an officer of a Company subsidiary, and his brother Bruce M. FitzGerald, an officer of the same subsidiary, each own a 50% interest in Venture Out.
 Messrs. FitzGerald also each own a 33% interest in Venture Out Properties, a California limited partnership, and the lessor of the real property to Venture Out.

           Based on current market rates for properties similar to those listed above, transactions with Mr. and Mrs. Kindlund related to the lease for the Orlando property, and with Venture Out relating to the lease for the Roseville property, were on terms comparable to those which would have been reached with unaffiliated parties.

          Since 1987, Lawrence H. Katz, a Director of the Company has served as special counsel to the Company on corporate and SEC matters as a senior partner of Katz, Jaeger and Blankner. Since 1993 Mr. Katz continued his services to the Company representing the firm of Lawrence H. Katz, Attorney At Law.

        Other business which may properly come before the Meeting

     The Board of Directors of the Company knows of no business which comes before the meeting except that indicated above. However, if other business is brought before the meeting, it will be acted upon accordingly.



   Date for submission of Shareholders proposals for 1996 Annual Meeting

     Shareholder proposals, in order to be timely submitted for inclusion in the information statement or proxy materials for the 1996 annual meeting of shareholders, must be received at the Company's executive offices by December 31, 1995.



    A COPY OF THE COMPANY'S 1994 ANNUAL REPORT (FORM 10-K) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITING TO:


                   Director, Shareholder's Relations
                     Sand Lake West Executive Park
                        7851 Greenbriar Parkway
                        Orlando, Florida 32819


 Financial Statements are also on file with the Securities and Exchange Commission, Washington D.C. and NASDAQ, 1735 K Street N.W., Washington D.C. 20006.



        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                       NOT TO SEND US A PROXY

                  By Order of the Board of Directors




                 Joanne M. Kindlund
                 Secretary

                                  Exhibit A

                              PERFORMANCE GRAPH



                                BASE
                               PERIOD
                                1989   1990   1991   1992   1993   1994
                                -----  -----  -----  -----  -----  -----
 HOLIDAY RV SUPERSTORES, INC.   100.0   46.4   36.6   37.5   67.7   42.9
 STANDARD & POOR'S 500 INDEX    100.0   92.5  123.5  135.8  156.1  162.4
 MARKET CAP PEER GROUP          100.0   45.5   44.8   39.2  113.0  111.7


      The performance graph above illustrates the cumulative yearly shareholder return for the past five years, assuming a $100 investment on October 31, 1989, in (1) the Company; (2) The Standard and Poor's 500 composite index, assuming reinvestment of dividends; (3) a Company determined Market Capitalization Peer Group composite index, assuming reinvestment of dividends.

      The Peer Group consist of twenty publicly owned retail companies with similar market capitalization as Holiday RV Superstores, Inc., whose common stocks are traded on exchanges. The market capitalization criteria in determining a peer group was selected by the Company for shareholder return comparative purposes, as there is no published industry or line-of-business index comparable to the industry or line-of-business as that of the company.

       The peer group consist of the following companies: Audio King Corp. Brendles Inc., Chariot Entmt. (name change in 1994 from Eagle Holding Inc.), Evans Inc., FFP Partners LP-CL, A., Foodarama Supermarkets, Harold's Stores Inc., Hills Department Stores Inc., Holiday RV Superstores, Inc., Huffman
 Koos Inc., Michaels (J.) Inc., Pubco Corp., Seaway Food Town Inc., Sound Advice Inc., Spec's Music Inc., Strober Organization Inc., Sunshine-Jr Stores, Uni-Marts Inc. CL A, Village Super Market CL A, Warehhouse Club, Inc. were excluded from the 1994 calculation due to no stock price available as of October 31, 1994 for either Company.